UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

October 1, 2008
Date of Report (Date of Earliest Event Reported)

ZBB ENERGY CORPORATION
(Exact name of small business issuer as specified in its charter)

Wisconsin (State or other jurisdiction of incorporation)	001-33540 (Commission File Number)	39-1987014 (IRS Employer Identification No.)

N93 W14475 Whittaker Way, Menomonee Falls, WI 53051
(Address of principal executive offices)

(262) 253-9800
(Issuer’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02. Termination of a Material Definitive Agreement.

On October 2, 2008, ZBB Energy Corporation (“ZBB”) terminated the co-operative joint venture agreement between China Century Capital Limited (formerly China Century Group Limited) and ZBB by mutual agreement. The effect of this termination is to cancel the exclusive manufacturing, marketing and distribution rights granted by ZBB to the joint venture company, ZBB China Pty Ltd, in which ZBB held a 49% interest. No payment was made by either party for the termination and each party has released the other from any claims.

ZBB now regains 100% of its rights in the Peoples Republic of China, Hong Kong and Macau. The text of the press release issued by ZBB, dated October 3, 2008, entitled “ZBB Energy Corporation Announces Dissolution of ZBB China Pty Ltd Joint Venture” is filed with this report as Exhibit 99.1.

Item 8.01. Other Events.

On October 1, 2008, ZBB Energy Corporation (“ZBB”) appointed Mr. Bill Mundell as Chairman of the Board of Directors, taking over from Australian-based Mr. Richard Payne, who will continue to serve as a non-executive Director. Mr. Mundell joined the Board of ZBB following completion of the Company’s IPO in mid 2007 and his appointment as Chairman is a further move to strengthen the management of operations from the United States. The text of ZBB’s press release entitled “ZBB Energy Corporation Appoints William Mundell Chairman of the Board of Directors” is filed with this report as Exhibit 99.2.

Item 9.01. Financial Statements and Exhibits

Exhibit Number	Description

99.1	Text of press release issued by ZBB, dated October 3, 2008, entitled “ZBB Energy Corporation Announces Dissolution of ZBB China Pty Ltd Joint Venture” (filed herewith).

99.2	Text of press release issued by ZBB, dated October 1, 2008, entitled “ZBB Energy Corporation Appoints William Mundell Chairman of the Board of Directors” (filed herewith).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZBB ENERGY CORPORATION

Date: October 6, 2008	By:	/s/ Robert J. Parry
Name: Robert J. Parry
Title: Chief Executive Officer